Exhibit 99.1
CONSOL Energy Announces Results for the First Quarter 2020

CANONSBURG, PA (May 11, 2020) - Today, CONSOL Energy Inc. (NYSE: CEIX) reported financial and operating results for the period ended March 31, 2020.

First Quarter 2020 Highlights Include:

•	GAAP net income and cash provided by operating activities of $2.5 million and $51.4 million, respectively;

•	Total dilutive earnings per share of $0.09;

•	Adjusted EBITDA[1] of $62.9 million;

•	Organic free cash flow net to CEIX shareholders[1] of $18.6 million;

•	Repurchased $43.2 million of 2nd Lien debt during the quarter;

•	Successfully amended and extended the term of our accounts receivable securitization facility while maintaining the borrowing capacity and interest rate;

•	Raised $16.3 million through an equipment finance lease transaction and added an additional $20 million commitment for future financing needs;

•	Increased repurchase authorization to $270 million from $200 million; and

•	Total liquidity of $398 million at the end of 1Q20 including cash and cash equivalents of $78 million.

Management Comments

"The United States, along with other economies worldwide, has seen a significant energy demand decline year-to-date driven by widespread government-imposed lockdowns in response to the COVID-19 pandemic,” said Jimmy Brock, President and Chief Executive Officer of CONSOL Energy Inc. “Coal producers, just like companies in other industries, are facing unprecedented demand decline, which has weighed on our operational, sales and financial performances year-to-date. While the duration and breadth of this ongoing pandemic are uncertain, management has undertaken a number of steps to reduce costs and has adjusted our operations accordingly to provide free cash flow generation, deleveraging and liquidity enhancement."

"On the safety front, our Harvey Mine, Bailey Preparation Plant, CONSOL Marine Terminal (CMT) and Itmann project each had ZERO recordable incidents during the first quarter. However, coming off a very strong safety performance in 2019, we recorded a slight uptick at the Pennsylvania Mining Complex (PAMC) in terms of total recordable incidents. Nonetheless, we continue to outperform industry averages for safety performances across our operations."

Pennsylvania Mining Complex Review and Outlook

PAMC Sales and Marketing

Our marketing team sold 5.9 million tons of coal during the first quarter of 2020 at an average revenue per ton sold of $43.16, compared to 6.7 million tons at an average revenue per ton sold of $49.38 in the year-ago period. The average revenue per ton sold was impacted by a reduction in revenues on our netback contracts in the first quarter due to lower PJM West power prices and volumes, as well as lower average pricing on export sales. During the first quarter of 2020, average PJM West day-ahead power prices declined by 33.4% compared to the year-ago period, but our average revenue per ton sold across the portfolio only declined by 12.6% due to our strong contracted position. We also negotiated buyouts of some volumes from customer contracts in exchange for payment of certain fees to us during the first quarter of 2020, which contributed $10.8 million to our miscellaneous other income and resulted in a reduction in our PAMC average revenue per ton sold during the quarter.

On the domestic front, according to the U.S. Energy Information Administration, inventories at domestic power plants stood at approximately 140 million tons at the end of February, an increase of roughly 41% from year-ago levels as weak demand trends, particularly from industrial and business consumers, and low natural gas prices weighed on our customers’ ability to profitably burn coal. On a positive note, low natural gas and crude oil prices are also leading to reduced capital budgets for E&P companies. Industry sources now estimate that E&P capital expenditures will decline by 40-45% in 2020. As a result of this reduced investment, several industry observers now expect natural gas prices to rise above $3/mmbtu in 2021, as gas production declines due to lack of capital spending, which we believe will make coal more attractive to power plant customers.

Internationally, thermal coal prices have declined since the beginning of 2019 due to a pullback in global LNG prices and, more recently, due to global COVID-19-related shutdowns. We are already seeing a seaborne supply response occurring from several countries, which has helped to stabilize API 2 and Newcastle prices, albeit at lower levels. During these turbulent times, we are still finding opportunities to capture and grow market share in the export markets. Recently, our customer, Xcoal, won a contract to supply 1.8 million tons of coal to the Punta Catalina power plant in the Dominican Republic. To fulfill that contract, Xcoal increased the volume of tons to be acquired under its supply contract with us. In aggregate, we are contracted for 10 plus million export tons in 2020.

The PAMC is currently 98% contracted for 2020 and 44% contracted for 2021, assuming annual production of 26 million tons. Despite our strong contracted position, we face significant uncertainties given the ongoing economic slowdown due to the COVID-19 pandemic-related shutdowns. We are also collaborating with our customers to help them manage the contractual obligations that we both have, which could result in some 2020 contracted volumes being bought out or deferred into 2021.

Operations Summary

During the first quarter of 2020, we faced reduced customer demand and a longwall move at our Harvey mine, which weighed negatively on our operating performance. The PAMC produced 6.0 million tons, compared to 6.8 million tons in the first quarter of 2019.

The Company's total costs during the first quarter of 2020 were $286.9 million compared to $351.2 million in the year-ago quarter. The decline in overall costs was driven by reduced production volume and reduced operating days, as we sought to match production with demand. However, the reduced production volume also created an adverse impact on our operating leverage, which resulted in a higher average cash cost of coal sold per ton1 compared to the year-ago period. Average cash cost of coal sold per ton1 was $32.41 compared to $29.71 in the year-ago quarter. Our Enlow Fork mine faced high subsidence-related costs in the first quarter of 2020, which also impacted our overall cost performance. At the beginning of the second quarter, we temporarily idled our Enlow Fork mine to reduce our overall average cash cost of coal sold per ton1, as weak demand trends continued and several of our customers chose to buy out a portion of their previously committed volumes.

		Three Months Ended
		March 31, 2020	March 31, 2019

Coal Production	million tons	6.0	6.8
Coal Sales	million tons	5.9	6.7
Average Revenue per Ton Sold	per ton	$43.16	$49.38
Average Cash Cost of Coal Sold[1]	per ton	$32.41	$29.71
Average Cash Margin per Ton Sold[1]	per ton	$10.75	$19.67

CONSOL Marine Terminal (CMT) Review

For the first quarter of 2020, throughput volumes out of the CONSOL Marine Terminal were 3.4 million tons compared to 4.0 million tons in the year-ago period. While throughput volumes were lower compared to the year-ago quarter, the negative impact on terminal revenues were lessened as a result of the take-or-pay contract that is in place with our largest CMT customer. For the first quarter of 2020, terminal revenues and cash operating costs were $16.5 million and $5.2 million, respectively, compared to $17.8 million and $5.6 million, respectively, in the year-ago period. Accordingly, CMT net income and CMT adjusted EBITDA1 were $7.5 million and $10.6 million, respectively, compared to the year-ago period of $9.2 million and $12.0 million, respectively.

Debt Repurchases and Liquidity Update

During the first quarter of 2020, CEIX completed a number of liquidity-enhancing transactions that boosted liquidity despite a significant decrease in organic free cash flow versus the year-ago period. We were able to close on the refinancing of a shield rebuild using a finance lease transaction which generated cash proceeds of $16.3 million, secured a commitment to provide $20 million for future equipment financing needs, and successfully amended and extended the term of our accounts receivable securitization facility.

During the first quarter of 2020, CEIX spent $25.5 million to retire $43.2 million of outstanding second lien debt, which continued to trade well below its par value. Furthermore, we made repayments of $4.9 million, $3.8 million and $0.7 million on our finance leases, Term Loan A and Term Loan B, respectively. This brings our total debt reduction in the quarter to $52.6 million, before accounting for the equipment finance lease transaction mentioned previously. In aggregate, as of March 31, 2020, our total liquidity was $398 million, including $78 million of cash and cash equivalents. Our $400 million revolving credit facility has no borrowings and is currently only used for providing letters of credit with $80 million issued.

The Board of Directors of CCR's general partner also made the decision to temporarily suspend the quarterly distribution to all of CCR's unitholders.

Increasing Repurchase Authorization

CEIX's Board of Directors continues to see debt repurchases as a very effective tool to reduce the leverage ratio, strengthen the balance sheet, and create long term shareholder value. In order to continue to execute this strategy, the board has increased its previously authorized repurchase program to an aggregate amount of up to $270 million from $200 million, while extending the duration of the program by two years to June 30, 2022. With this approval, CEIX now has approximately $100 million of availability to repurchase its Term Loan B, Senior Secured Second Lien Notes, CEIX common shares and CCR common units.

Itmann Project Update

During the first quarter of 2020, we completed box cut excavation for the Itmann No. 5 mine. MSHA approved our initial roof control plan on March 31, 2020, and we are happy to announce that we mined our first cut of coal and shipped product to a third-party processor in early April. Permit applications for the new preparation plant and refuse facility have been submitted and are under review. Itmann project capital expenditures for the first quarter of 2020 were $4.3 million, which consisted mostly of previous commitments for box cut excavation and equipment items for the first continuous mining section. Earlier this year, we announced that we have slowed the pace of capital spending on the Itmann project, and we are continuing our development efforts with capital conservation in mind.

2020 Guidance

Given the ongoing uncertainty associated with the COVID-19 pandemic-driven economic slowdown, we are working with our customers to manage their shipments and inventory levels. However, due to the difficulty in forecasting the duration of this economic slowdown, our 2020 guidance remains suspended. Nonetheless, our team remains ready and is looking forward to eventual demand recovery.

First Quarter Earnings Conference Call

A joint conference call and webcast with CONSOL Coal Resources LP, during which management will discuss the first quarter 2020 financial and operational results, is scheduled for May 11, 2020 at 11:00 AM eastern time. Prepared remarks by members of management will be followed by a question and answer session. Interested parties may listen via webcast on the "Events and Presentations" page of our website, www.consolenergy.com. An archive of the webcast will be available for 30 days after the event.

Participant dial in (toll free)             1-888-348-6419
Participant international dial in        1-412-902-4235

Availability of Additional Information

Please refer to our website, www.consolenergy.com, for additional information regarding the company. Prior to the earnings conference call, we will make available additional information in a presentation slide deck to provide investors with further insights into our financial and operating performance. This material can be accessed through the "Events and Presentations" page of our website. In addition, we may provide other information about the company from time to time on our website.

We will also file our Form 10-Q with the Securities and Exchange Commission (SEC) reporting our results for the quarter ended March 31, 2020 on May 11, 2020. Investors seeking our detailed financial statements can refer to the Form 10-Q once it has been filed with the SEC.

Footnotes:

1"Adjusted EBITDA", "Organic Free Cash Flow Net to CEIX Shareholders" and "CMT Adjusted EBITDA" are non-GAAP financial measures and "Average Cash Cost of Coal Sold per Ton" and "Average Cash Margin per Ton Sold" are operating ratios derived from non-GAAP financial measures, each of which are reconciled to the most directly comparable GAAP financial measures below, under the caption “Reconciliation of Non-GAAP Financial Measures".

About CONSOL Energy Inc.

CONSOL Energy Inc. (NYSE: CEIX) is a Canonsburg, Pennsylvania-based producer and exporter of high-Btu bituminous thermal coal and metallurgical coal. It owns and operates some of the most productive longwall mining operations in the Northern Appalachian Basin and is developing a new metallurgical coal mine (the Itmann project) in the Central Appalachian Basin. CONSOL’s flagship operation is the Pennsylvania Mining Complex, which has the capacity to produce approximately 28.5 million tons of coal per year and is comprised of 3 large-scale underground mines: Bailey, Enlow Fork, and Harvey. The company also owns and operates the CONSOL Marine Terminal, which is located in the port of Baltimore and has a throughput capacity of approximately 15 million tons per year. In addition to the ~669 million reserve tons associated with the Pennsylvania Mining Complex and the ~21 million reserve tons associated with the Itmann project, the company also controls approximately 1.5 billion tons of greenfield thermal and metallurgical coal reserves located in the major coal-producing basins of the eastern United States. Additional information regarding CONSOL Energy may be found at www.consolenergy.com.

Contacts:

Investor:
Mitesh Thakkar, (724) 416-8335
miteshthakkar@consolenergy.com

Media:
Zach Smith, (724) 416-8291
zacherysmith@consolenergy.com

Condensed Consolidated Statements of Cash Flows
The following table presents the condensed consolidated statements of cash flows for the three months ended March 31, 2020 and 2019 (in thousands):

	Three Months Ended March 31,
	2020	2019
Cash Flows from Operating Activities:	(Unaudited)	(Unaudited)
Net Income	$2,475	$20,303
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation, Depletion and Amortization	54,943	50,724
Other Non-Cash Adjustments to Net Income	(8,138)	31,380
Changes in Working Capital	2,120	(20,236)
Net Cash Provided by Operating Activities	51,400	82,171
Cash Flows from Investing Activities:
Capital Expenditures	(27,178)	(34,171)
Proceeds from Sales of Assets	—	311
Net Cash Used in Investing Activities	(27,178)	(33,860)
Cash Flows from Financing Activities:
Net Payments on Long-Term Debt, Including Fees	(18,698)	(114,119)
Distributions to Noncontrolling Interest	(5,575)	(5,559)
Other Financing Activities	(1,415)	(16,800)
Net Cash Used in Financing Activities	(25,688)	(136,478)
Net Decrease in Cash and Cash Equivalents and Restricted Cash	$(1,466)	$(88,167)
Cash and Cash Equivalents and Restricted Cash at Beginning of Period	80,293	264,935
Cash and Cash Equivalents and Restricted Cash at End of Period	$78,827	$176,768

Reconciliation of Non-GAAP Financial Measures

We evaluate our cost of coal sold and cash cost of coal sold on an aggregate basis. We define cost of coal sold as operating and other production costs related to produced tons sold, along with changes in coal inventory, both in volumes and carrying values. The cost of coal sold includes items such as direct operating costs, royalty and production taxes, direct administration costs, and depreciation, depletion and amortization costs on production assets. Our costs exclude any indirect costs, such as selling, general and administrative costs, freight expenses, interest expenses, depreciation, depletion and amortization costs on non-production assets and other costs not directly attributable to the production of coal. The cash cost of coal sold includes cost of coal sold less depreciation, depletion and amortization costs on production assets. The GAAP measure most directly comparable to cost of coal sold and cash cost of coal sold is total costs and expenses.

The following table presents a reconciliation of cost of coal sold and cash cost of coal sold to total costs and expenses, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands).

	Three Months Ended March 31,
	2020	2019
Total Costs and Expenses	$286,873	$351,160
Freight Expense	(3,147)	(6,662)
Selling, General and Administrative Costs	(17,670)	(21,923)
Gain (Loss) on Debt Extinguishment	16,833	(23,143)
Interest Expense, net	(15,671)	(18,596)
Other Costs (Non-Production)	(20,882)	(30,793)
Depreciation, Depletion and Amortization (Non-Production)	(9,363)	(8,165)
Cost of Coal Sold	$236,973	$241,878
Depreciation, Depletion and Amortization (Production)	(45,580)	(42,559)
Cash Cost of Coal Sold	$191,393	$199,319

We define average cash margin per ton sold as average coal revenue per ton, net of average cash cost of coal sold per ton. The GAAP measure most directly comparable to average cash margin per ton sold is total coal revenue.

The following table presents a reconciliation of average cash margin per ton sold to total coal revenue, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands, except per ton information).

	Three Months Ended March 31,
	2020	2019
Total Coal Revenue	$255,452	$332,502
Operating and Other Costs	212,275	230,112
Less: Other Costs (Non-Production)	(20,882)	(30,793)
Total Cash Cost of Coal Sold	191,393	199,319
Add: Depreciation, Depletion and Amortization	54,943	50,724
Less: Depreciation, Depletion and Amortization (Non-Production)	(9,363)	(8,165)
Total Cost of Coal Sold	$236,973	$241,878
Total Tons Sold (in millions)	5.9	6.7
Average Revenue per Ton Sold	$43.16	$49.38
Average Cash Cost of Coal Sold per Ton	32.41	29.71
Depreciation, Depletion and Amortization Costs per Ton Sold	7.63	6.21
Average Cost of Coal Sold per Ton	40.04	35.92
Average Margin per Ton Sold	3.12	13.46
Add: Depreciation, Depletion and Amortization Costs per Ton Sold	7.63	6.21
Average Cash Margin per Ton Sold	$10.75	$19.67

We define adjusted EBITDA as (i) net income (loss) plus income taxes, net interest expense and depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as long-term incentive awards. The GAAP measure most directly comparable to adjusted EBITDA is net income (loss).

The following tables present a reconciliation of net income (loss) to adjusted EBITDA, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated.

	Three Months Ended March 31, 2020
	PAMC Division	Other Division
Dollars in thousands	PA Mining Complex	Baltimore Terminal (CMT)	Other	Total Company
Net Income (Loss)	$10,875	$7,510	$(15,910)	$2,475

Add: Income Tax Expense	—	—	1,908	1,908
Add: Interest Expense, net	—	1,544	14,127	15,671
Less: Interest Income	—	—	(244)	(244)
Earnings (Loss) Before Interest & Taxes (EBIT)	10,875	9,054	(119)	19,810

Add: Depreciation, Depletion & Amortization	48,418	1,257	5,268	54,943

Earnings Before Interest, Taxes and DD&A (EBITDA)	$59,293	$10,311	$5,149	$74,753

Adjustments:
Stock/Unit-Based Compensation	$4,286	$243	$485	$5,014
Gain on Debt Extinguishment	—	—	(16,833)	(16,833)
Total Pre-tax Adjustments	4,286	243	(16,348)	(11,819)

Adjusted EBITDA	$63,579	$10,554	$(11,199)	$62,934

	Three Months Ended March 31, 2019
	PAMC Division	Other Division
Dollars in thousands	PA Mining Complex	Baltimore Terminal (CMT)	Other	Total Company
Net Income (Loss)	$64,698	$9,236	$(53,631)	$20,303

Add: Income Tax Benefit	—	—	(850)	(850)
Add: Interest Expense, net	—	1,513	17,083	18,596
Less: Interest Income	—	—	(887)	(887)
Earnings (Loss) Before Interest & Taxes (EBIT)	64,698	10,749	(38,285)	37,162

Add: Depreciation, Depletion & Amortization	44,868	920	4,936	50,724

Earnings (Loss) Before Interest, Taxes and DD&A (EBITDA)	$109,566	$11,669	$(33,349)	$87,886

Adjustments:
Stock/Unit-Based Compensation	$6,744	$353	$353	$7,450
Loss on Debt Extinguishment	—	—	23,143	23,143
Total Pre-tax Adjustments	6,744	353	23,496	30,593

Adjusted EBITDA	$116,310	$12,022	$(9,853)	$118,479

We define net leverage ratio as the ratio of net debt to the last twelve months' ("LTM") earnings before interest expense and depreciation, depletion and amortization, adjusted for certain non-cash items, such as long-term incentive awards, amortization of debt issuance costs and capitalized interest.

The following table presents a reconciliation of net leverage ratio (in thousands).

	Twelve Months Ended	Twelve Months Ended
	March 31, 2020	March 31, 2019
Net Income	$75,730	$128,130
Plus:
Interest Expense, net	63,539	81,399
Depreciation, Depletion and Amortization	211,316	202,517
Income Taxes	7,297	1,793
Stock/Unit-Based Compensation	10,324	15,838
(Gain) Loss on Debt Extinguishment	(15,521)	25,639
CCR Adjusted EBITDA per Credit Agreement	(88,002)	(116,198)
Cash Distributions from CONSOL Coal Resources LP	26,716	35,210
Cash Payments for Legacy Employee Liabilities, Net of Non-Cash Expense	(19,750)	(15,715)
Other Adjustments to Net Income	8,759	3,933
Consolidated EBITDA per Credit Agreement	$280,408	$362,546

Consolidated First Lien Debt	$406,077	$404,280
Senior Secured Second Lien Notes	178,452	267,276
MEDCO Revenue Bonds	102,865	102,865
Advance Royalty Commitments	1,895	2,261
Consolidated Indebtedness per Credit Agreement	689,289	776,682
Less:
Advance Royalty Commitments	1,895	2,261
Cash on Hand	77,943	154,762
Consolidated Net Indebtedness per Credit Agreement	$609,451	$619,659

Net Leverage Ratio (Net Indebtedness/EBITDA)	2.2	1.7

Free cash flow, organic free cash flow and organic free cash flow net to CEIX shareholders are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews cash flows generated from operations and non-core asset sales after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand CONSOL’s asset base and are expected to generate future cash flows from operations. It is important to note that free cash flow, organic free cash flow and organic free cash flow net to CEIX shareholders do not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The following tables present a reconciliation of free cash flow, organic free cash flow and organic free cash flow net to CEIX shareholders to net cash provided by operations, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated.

	Three Months Ended
Organic Free Cash Flow	March 31, 2020	March 31, 2019
Net Cash Provided by Operations	$51,400	$82,171
Capital Expenditures	(27,178)	(34,171)
Organic Free Cash Flow	$24,222	$48,000

Distributions to Noncontrolling Interest	(5,575)	(5,559)
Organic Free Cash Flow Net to CEIX Shareholders	$18,647	$42,441

Free Cash Flow	Three Months Ended March 31, 2020	Three Months Ended March 31, 2019
Net Cash Provided by Operations	$51,400	$82,171

Capital Expenditures	(27,178)	(34,171)
Proceeds from Sales of Assets	—	311
Free Cash Flow	$24,222	$48,311

Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. With the exception of historical matters, the matters discussed in this press release are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934, as amended) that involve risks and uncertainties that could cause actual results to differ materially from results projected in or implied by such forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Specific risks, contingencies and uncertainties are discussed in more detail in our filings with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date of this press release and CEIX disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Source: CONSOL Energy Inc.

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
Revenue and Other Income:	2020	2019
Coal Revenue	$255,452	$332,502
Terminal Revenue	16,501	17,818
Freight Revenue	3,147	6,662
Miscellaneous Other Income	16,170	13,292
(Loss) Gain on Sale of Assets	(14)	339
Total Revenue and Other Income	291,256	370,613
Costs and Expenses:
Operating and Other Costs	212,275	230,112
Depreciation, Depletion and Amortization	54,943	50,724
Freight Expense	3,147	6,662
Selling, General and Administrative Costs	17,670	21,923
(Gain) Loss on Debt Extinguishment	(16,833)	23,143
Interest Expense, net	15,671	18,596
Total Costs and Expenses	286,873	351,160
Earnings Before Income Tax	4,383	19,453
Income Tax Expense (Benefit)	1,908	(850)
Net Income	2,475	20,303
Less: Net Income Attributable to Noncontrolling Interest	108	5,868
Net Income Attributable to CONSOL Energy Inc. Shareholders	$2,367	$14,435

Earnings per Share:
Total Basic Earnings per Share	$0.09	$0.52
Total Dilutive Earnings per Share	$0.09	$0.52

CONSOL ENERGY INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	(Unaudited)
	March 31, 2020	December 31, 2019
ASSETS
Current Assets:
Cash and Cash Equivalents	$78,166	$80,293
Restricted Cash	661	—
Accounts and Notes Receivable
Trade Receivables, net of Allowance	113,098	131,688
Other Receivables, net of Allowance	33,878	40,984
Inventories	58,638	54,131
Prepaid Expenses and Other Assets	26,302	30,933
Total Current Assets	310,743	338,029
Property, Plant and Equipment:
Property, Plant and Equipment	5,053,698	5,008,180
Less—Accumulated Depreciation, Depletion and Amortization	2,965,903	2,916,015
Total Property, Plant and Equipment—Net	2,087,795	2,092,165
Other Assets:
Deferred Income Taxes	102,425	103,505
Right of Use Asset - Operating Leases	67,787	72,632
Other, net of Allowance	84,718	87,471
Total Other Assets	254,930	263,608
TOTAL ASSETS	$2,653,468	$2,693,802

CONSOL ENERGY INC.
CONSOLIDATED BALANCE SHEETS
Continued
(Dollars in thousands)

	(Unaudited)
	March 31, 2020	December 31, 2019
LIABILITIES AND EQUITY
Current Liabilities:
Accounts Payable	$89,556	$106,223
Current Portion of Long-Term Debt	67,441	50,272
Other Accrued Liabilities	237,261	235,769
Total Current Liabilities	394,258	392,264
Long-Term Debt:
Long-Term Debt	604,927	653,802
Finance Lease Obligations	21,942	9,036
Total Long-Term Debt	626,869	662,838
Deferred Credits and Other Liabilities:
Postretirement Benefits Other Than Pensions	429,085	432,496
Pneumoconiosis Benefits	201,718	202,142
Asset Retirement Obligations	254,805	250,211
Workers’ Compensation	60,961	61,194
Salary Retirement	44,439	49,930
Operating Lease Liability	52,975	55,413
Other	17,268	14,919
Total Deferred Credits and Other Liabilities	1,061,251	1,066,305
TOTAL LIABILITIES	2,082,378	2,121,407

Stockholders' Equity:
Common Stock, $0.01 Par Value; 62,500,000 Shares Authorized, 26,029,202 Issued and Outstanding at March 31, 2020; 25,932,618 Issued and Outstanding at December 31, 2019	260	259
Capital in Excess of Par Value	528,062	523,762
Retained Earnings	258,972	259,903
Accumulated Other Comprehensive Loss	(347,889)	(348,725)
Total CONSOL Energy Inc. Stockholders' Equity	439,405	435,199
Noncontrolling Interest	131,685	137,196
TOTAL EQUITY	571,090	572,395
TOTAL LIABILITIES AND EQUITY	$2,653,468	$2,693,802